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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
AltaVista Company:

We consent to the incorporation by reference in the registration statements (No. 333-82779, No. 333-30062, No. 333-36230, No. 333-42848, No. 333-58410, No.
333-84132 and No. 333-103603) on Form S-8 of Overture Services, Inc. of our report dated April 16, 2003 with respect to the consolidated balance sheets of AltaVista Company and subsidiaries as of July 31, 2002 and July 31, 2001, and the related consolidated statements of operations, changes in owners' equity (deficit), and cash flows for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000, which report appears in the Form 8-K of Overture Services, Inc. dated May 19, 2003.

Our report dated April 16, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP


Mountain View, California
May 16, 2003